EXHIBIT 10.31
APOLLO GROUP, INC.
EMPLOYMENT AGREEMENT
ROB WRUBEL
August 6, 2007
Dear Rob:
     As you know, Apollo Group, Inc. (“Apollo”) proposes to purchase all of the stock and interest in your current employer, Aptimus, Inc. (“Aptimus”). If this acquisition is completed, Apollo will hold Aptimus as a wholly-owned subsidiary of Apollo (such subsidiary to be referred to herein as “Apollo Marketing”) which will likely be re-named some time after the closing of the acquisition (the “Closing”). We are pleased to offer you employment with Apollo or Apollo Marketing effective upon the Closing pursuant to the terms of this Employment Agreement (the “Agreement”). If you accept this offer, and the contingencies of this offer are satisfied, the terms of your employment will be as follows after the date of the Closing (the “Closing Date”).
1. Your Position
     You will initially have the full-time regular position of Chief Executive Officer of Apollo Marketing and will report to the Vice President of Marketing of Apollo. You shall have such duties as are commensurate with your position and such duties as may be assigned to you by the Vice President of Marketing of Apollo.
2. Compensation
     You will be paid as compensation for services a base salary at the annual rate of $275,000, or at such higher rate as Apollo may determine from time to time. Such salary shall be payable in accordance with the standard payroll procedures of Apollo. The annual compensation specified in this Section 2, together with any increases in such compensation that may be granted from time to time, is referred to in this Agreement as “base salary.”
3. Annual Performance Bonus
     You shall be eligible to receive a bonus of up to 75% of your base salary each fiscal year (September 1 – August 31) (the “Annual Performance Bonus”). This bonus shall be paid quarterly based upon the achievement of certain individual and Apollo Marketing performance criteria as agreed upon by Apollo and you. Payment of the bonus, if any, shall be made within sixty (60) calendar days following the end of the relevant quarter.
     Your performance targets for fiscal year 2008 shall be as agreed upon by Apollo and you within thirty (30) days following the date that the merger agreement between Aptimus and Apollo is signed. Performance targets for any years after FY08 shall be as agreed upon by Apollo and you.

4. One-Time Integration/Retention Bonus
     You shall be eligible to receive a one-time integration/retention bonus of up to Two Hundred Six Thousand Two Hundred and Fifty Dollars ($206,250). 50% of this one-time integration/retention bonus will be paid based upon the achievement of certain quarterly performance targets related to the transition and integration of Aptimus into Apollo during the first four full quarters (based on Apollo’s fiscal quarters) following the Closing Date (the “Integration Bonus”). These performance targets shall be as agreed upon by Apollo and you within thirty (30) days following the date that the merger agreement between Aptimus and Apollo is signed. Because employee retention is one of the objectives of this bonus, you must be actively employed by Apollo/Apollo Marketing on the last day of each quarter to earn a bonus for the preceding quarter. The determination of whether a quarterly Integration Bonus has been earned and the amount of the bonus earned, if any, will be made by Apollo in its discretion which shall be exercised in good faith. Such a determination shall be made and the bonus paid, if any, within sixty (60) calendar days following the end of the relevant quarter.
     Except as set forth in Section 8, the remaining 50% of this bonus shall be earned if you remain actively employed on a full time basis by Apollo/Apollo Marketing through the end of the sixth (6th) full month following the Closing Date (the “Retention Bonus”). This bonus, if earned, shall be paid by no later than the end of the seventh (7th) month following the Closing Date.
5. Benefits
     It is currently anticipated that Apollo/Apollo Marketing will continue Aptimus’ employee benefit plans until employees can be transitioned onto Apollo’s benefit plans. Notwithstanding the forgoing, you will be entitled to no less than three (3) weeks vacation per year, which shall be accrued in accordance with Apollo’s vacation accrual policies. After you have transitioned to Apollo’s benefit plans, you will receive credit for the period of your service with Aptimus for purposes of eligibility and vesting under such plans. The benefits you will be eligible to receive will be equivalent to those generally applicable to Apollo’s management employees.
6. Equity
     (a) Apollo Four-Year Options
     The Compensation Committee of Apollo’s Board of Directors (the “Compensation Committee”) will grant you a stock option to purchase up to 75,000 shares of Apollo Group Inc. Class A common stock (the “Four Year Option”) on the Closing Date or as soon as practicable thereafter. The per share exercise price of the Four Year Option will be equal to the fair market value of the common stock at the close of business on the date the option grant is made to you. The Four Year Option will be evidenced by a standard stock option agreement (a copy of which is attached as Exhibit A), and will be subject to the terms and conditions of that agreement and the stock option plan under which the option is granted. Such terms and conditions will include, but not be limited to, vesting annually over four (4) years of active service following the Closing Date and will expire six (6) years from the date of grant.

     (b) Apollo Two-Year Options
     The Compensation Committee will grant you a second stock option to purchase up to 25,000 shares of Apollo Group Inc. Class A common stock (the “Two Year Option”) on the Closing Date or as soon as practicable thereafter. The per share exercise price of the Two Year Option will be equal to the fair market value of the common stock at the close of business on the date the option grant is made to you. The Two Year Option will be evidenced by a stock option agreement (a copy of which is attached as Exhibit B), and will be subject to the terms and conditions of that agreement and the stock option plan under which the option is granted. The shares subject to the Two Year Option shall vest in full after you have provided two years of active service following the Closing Date. Except as provided in Section 8, no shares subject to the Two Year Option shall vest on a pro-rata basis or otherwise unless and until you have provided two years of active service to Apollo, Apollo Marketing (or any of their affiliates) after the Closing Date.
     (c) Apollo Marketing Options/Other Benefits
     The mission of Apollo Marketing is to establish a world class internet and direct advertising company by: (i) maximizing the efficiency, effectiveness and cost savings of generating the highest quality leads for the University of Phoenix and other Apollo education institutions, and (ii) building a substantial, high quality lead generation business targeted at companies other than educational companies. Apollo recognizes the importance of the people who will execute the mission described above and will consider implementing a program that enables such individuals to share in the value created by Apollo Marketing that is in excess of the value contributed by Apollo. While it will take some time to finalize the appropriate incentive device and to evaluate the proper individual incentive potentials, as soon as practicable after the Closing, Apollo, in consultation with you, will evaluate the feasibility of such a program, taking into consideration such factors that it deems appropriate. If such a bonus is implemented, Apollo will consider creating a pool representing such incremental enterprise value and distributing this pool among appropriate members of Apollo Marketing, Apollo management and key contributors, in the form of phantom equity, additional Apollo options, Apollo Marketing options or some other appropriate incentive grant, as determined in good faith by Apollo. The final structure of any such program is dependent on many variables and factors, but Apollo understands the importance of aligning goals and rewards to motivate a high performing team.
     (d) Future Grants
     Apollo generally issues stock options or other equity awards to its managers and key employees once a year. Such option awards vary in number from year to year, and may not be granted at all in a year, depending upon a number of factors, including individual performance and the performance of Apollo Marketing. If you are granted such stock options, you will be notified by Apollo. It is possible that the amount and/or frequency of such grants may be reduced, or such grants eliminated entirely, if the program described in Section 6(c) above is implemented.

     (e) Assumed Aptimus Awards
     Pursuant to the Merger Agreement, Apollo will assume certain “Aptimus Awards” previously granted by Aptimus. For this purpose, “Aptimus Awards” shall mean any prior grant of an Aptimus restricted stock award, stock appreciation right or an option to purchase Aptimus common stock that was made to you prior to the Closing Date. One-half (1/2) of the unvested Aptimus Awards outstanding on the Closing Date shall immediately vest on the Closing Date.
7. Term of Employment
     This Agreement is entered into in connection with Apollo’s acquisition of Aptimus and your continuing services to Apollo/Apollo Marketing after the Closing is a material inducement for Apollo to complete the acquisition. Therefore, because your service to Apollo/Apollo Marketing following the Closing is critical to the success of the acquisition, you agree that you will remain actively employed by Apollo or Apollo Marketing for at least two (2) years following the Closing Date. This period will be referred to herein as the “Term.” Notwithstanding the foregoing, your employment may be terminated by Apollo or Apollo Marketing at any time for any reason, with or without cause during or after the Term by giving you thirty (30) days advance notice of termination in the case of a termination without Cause (defined below) and pursuant to Section 8 below in the case of a termination for “Cause”. You agree that the only reason you may terminate your employment during the Term is for “Good Reason” in accordance with Section 8 of this Agreement.
8. Severance Benefits
     If your employment is terminated by Apollo (or Apollo Marketing) with Cause, or by you without Good Reason, then you will receive your salary and benefits (including accrued, but unused vacation time) earned up to the effective date of your termination and nothing else.
     If your employment is terminated by Apollo (or Apollo Marketing) without “Cause” (as defined below) during the first twenty-four (24) months following the Closing Date or by you with “Good Reason” (as defined below), during the first twelve (12) months following the Closing Date, and you execute and deliver to Apollo a signed settlement agreement and general release in a form and manner provided by Apollo (hereafter “Release”) within thirty (30) days following your termination of employment and the Release becomes effective and enforceable in accordance with its terms following any applicable revocation period, in addition to the amounts described in the preceding paragraph, Apollo will provide you with the additional benefits set forth in this paragraph. First, Apollo will continue to pay you your base salary as a severance payment for twelve (12) months following the date on which the Release becomes effective. Such payments shall be made in accordance with Apollo’s regularly scheduled payroll beginning with the first payroll date coincident with or following the date the Release becomes effective. Second, if your employment termination occurs prior to the expiration of the first six (6) months following the Closing Date, you shall also be paid the Retention Bonus no later than fifteen (15) business days following the date on which the Release becomes effective. Third, Apollo shall also reimburse you for any COBRA premiums you pay during the twelve (12) months following such a termination of employment. Any such reimbursement shall be made within thirty (30) days of your submission for reimbursement, but no event later than the last day of your taxable year following the taxable year in which the premiums are paid. Fourth, (A) the Two Year Option (to the extent not fully vested) shall become fully vested; (B) any Aptimus Awards (to the extent not fully vested) shall become fully vested, and (C) you shall immediately be credited with additional employment with Apollo/Apollo Marketing for purposes of the vesting schedule in effect for the Four Year Option so that you shall be immediately vested in such option to the same extent as if you had completed an additional twelve (12) months of employment with Apollo/Apollo Marketing prior to your termination date.
     Following the expiration of the twenty-fourth (24th) month following the Closing Date in the case of a termination by Apollo/Apollo Marketing without Cause and the twelfth (12th) month following the Closing Date in the case of a termination by you for Good Reason, you will no longer be eligible for severance benefits hereunder. Instead, you will be eligible to participate in any severance benefit plan or program that Apollo makes generally available to its management employees, if any, subject to the terms of such severance benefit plans and programs.
     For purposes of this Agreement, “Cause” shall be defined as:
          (i) Repeated failure to meet the reasonable and lawful directives of the Vice President of Marketing of Apollo (or an officer in a higher position than the Vice President of Marketing of Apollo to whom you have been directed to report);
          (ii) Conviction of a felony (or a plea of guilty or nolo contendere by the Executive to a felony) or any other crime against or involving Apollo or Apollo Marketing;
          (iii) Acts of fraud, dishonesty or misappropriation committed by you with respect to or that is harmful to Apollo or Apollo Marketing;
          (iv) Willful, reckless or negligent misconduct by you with respect to or that is harmful to Apollo, Apollo Marketing or any of its officers, directors, employees, clients, partners, insurers, subsidiaries, parents, or affiliates;
          (v) A material breach of this Agreement or the PIIA (defined below).
     The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of your employment by Apollo/Apollo Marketing. With respect to the acts or omissions set forth in clauses (i), (iii), (iv) and (v) above, (x) you shall be provided with thirty (30) days advance written notice detailing the basis for the termination of employment for Cause, (y) during the thirty (30) day period after you have received such notice, you shall be on leave status, you shall not report to work, unless instructed otherwise by Apollo, and shall have the opportunity to present your case to a committee of independent directors of Apollo’s Board of Directors (the “Board”) before any termination for Cause is finalized and (z) you shall continue to receive the compensation and benefits provided by this Agreement during the 30-day period. In addition, no act or omission shall give rise to a termination for Cause if performed in good faith and with an objectionably reasonable belief that the action or inaction was in the best interest of Apollo or Apollo Marketing.

     For purposes of this Agreement, “Good Reason” shall be defined as one or more of the following conditions arising without your written consent:
          (i) A material diminution in your base salary or Annual Performance Bonus target;
          (ii) A material diminution in your authority, duties, or responsibilities as compared to the authority, duties, and responsibilities described in this Agreement;
          (iii) A requirement that you report to a corporate officer or employee instead of reporting directly to the Vice President of Marketing of Apollo (or an officer in an equal or higher position than the Vice President of Marketing of Apollo);
          (iv) A requirement that you relocate your principal place of business by more than fifty (50) miles; or
          (v) Any other action or inaction that constitutes a material breach of this Agreement by Apollo or Apollo Marketing.
     In order for a termination of employment to be for Good Reason, you must provide written notice to the Board of the condition described above and your intent to resign for Good Reason hereunder within a period not to exceed ninety (90) days of your knowledge of the initial existence of the condition. Following your providing this Notice, Apollo (and, as appropriate, Apollo Marketing) shall be provided a period of at least thirty (30) days during which to remedy the condition. You shall continue to receive the compensation and benefits provided by this Agreement during the 30-day cure period and if the condition is not cured at the end of such period your employment shall cease and you will become entitled to the severance benefits described above. If the condition is cured, you shall not be deemed to have “Good Reason” to terminate your employment.
9. Compliance with Company Policies
     As an employee of Apollo/Apollo Marketing, you will be expected to comply with Apollo’s personnel and other policies as are in effect from time to time including, but not limited to, Apollo’s policy prohibiting discrimination and unlawful harassment, insider trading, conflicts of interest and violation of applicable laws in the course of performing services to Apollo and/or Apollo Marketing.
10. Full-time Services to the Company
     As a full-time employee, Apollo/Apollo Marketing requires that you devote your full business time, attention, skills and efforts to the duties and responsibilities of your position. However, you will not be precluded from providing services to others, so long as such services will not be to the benefit of a competitor of Apollo or Apollo Marketing and will not otherwise interfere with your ability to satisfactorily fulfill your duties and responsibilities to Apollo/Apollo Marketing. You are currently sitting as a member of the board of directors, acting as an advisor to and/or have an ownership interest in the entities set forth in Exhibit C hereto.

You shall be permitted to continue such services and ownership interests so long as they do not interfere or conflict with your duties hereunder or become competitive in any manner with the business of Apollo or Apollo Marketing; if you wish to perform services (for any or no form of compensation) to any other person or business entity while employed by Apollo/Apollo Marketing, please contact and discuss your plans with the Vice President of Marketing of Apollo in advance of providing such services so that no problem later arises that could have been avoided from the outset. Notwithstanding the preceding sentence, you may serve in any capacity with any civic, educational or charitable organization without such prior authorization provided such service does not adversely impact your ability to satisfactorily fulfill your duties and responsibilities to Apollo/Apollo Marketing or benefit a competitor of Apollo or Apollo Marketing.
11. Documentation/Contingencies
     This offer is contingent upon the Closing, your consent to, and results satisfactory to Apollo of, a background check (to be completed prior to the Closing) and your execution of the Apollo Proprietary Information and Inventions Agreement (“PIIA”) (a copy of which is attached as Exhibit D). The Immigration Reform and Control Act of 1986 requires that Apollo review proof of all new employees’ identity and authorization to work in the U.S. Accordingly, this offer is necessarily contingent upon Apollo’s receipt of satisfactory evidence that it can comply with these legal requirements with respect to you.
12. Tax Withholdings
     With respect to any and all cash compensation and other benefits paid to you under this Agreement, Apollo/Apollo Marketing shall comply with all applicable tax withholding requirements, and shall make such other deductions as may be required and/or allowed by applicable law and/or as authorized in writing by you.
13. Change in Control Agreement/Bonus Payment
     Effective as of the Closing Date, you will cease to be subject to the Change in Control Agreement between you and Aptimus dated May 14, 2007 or any other change in control agreements that preceded it (collectively, the “CIC Agreement”) and the CIC Agreement will terminate. In addition to the bonus payments described above, you shall also receive, within thirty (30) calendar days following the Closing Date, a lump sum bonus of Forty Two Thousand One Hundred and Eighty Eight Dollars ($42,188) for the period of October 1, 2007 through December 31, 2007. If the Closing Date occurs after October 1, 2007, you will receive a pro-rata share of this bonus based upon the number days between the Closing Date and December 31, 2007. You acknowledge and agree that this payment is in full satisfaction of any and all bonuses that you are or might have become due to under any and all Aptimus bonus program, plan or arrangement through the end of the 2007 calendar year.
14. Legal Fees.
     Aptimus or Apollo will pay all reasonable legal fees and expenses not to exceed $15,000 incurred in connection with the negotiation, preparation and execution of this Agreement and you will be responsible for the remainder, if any. Aptimus or Apollo shall directly make full payment to your legal counsel within thirty (30) days after the receipt of any applicable invoice.
15. Section 409A.
     Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which you become entitled under Section 8 of this Agreement shall be made or paid to you prior to the earlier of (i) the expiration of the 6-month period measured from the date of your “separation from service” with Apollo/Apollo Marketing (as such term is defined in Treasury Regulations issued under Section 409A of the Internal revenue Code of 1986, as amended (the “Code”)) or (ii) the date of your death, if you are deemed at the time of such separation from service a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 15 shall be paid in a lump sum to you, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.
16. Arbitration
     Any dispute, controversy, or claim, whether contractual or non-contractual, between you and Apollo or Apollo Marketing, unless mutually settled, shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”). You and Apollo each agree that before proceeding to arbitration, we will mediate disputes before the AAA by a mediator approved by the AAA. If mediation fails to resolve the matter, any subsequent arbitration shall be conducted by arbitrators approved by the AAA and mutually acceptable to you and Apollo. All disputes, controversies, and claims shall be conducted by a single arbitrator. If you and Apollo are unable to agree on the mediator or the arbitrator(s), then the AAA shall select the mediator(s)/arbitrator(s). The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in either San Francisco, California or Phoenix, Arizona at your election. Apollo shall pay all AAA, mediation, and arbitrator’s fees and costs.
17. Miscellaneous
     You acknowledge and agree that in deciding to sign this Agreement you have not relied on any representations, promises or commitments concerning your employment, whether spoken or in writing, made to you by any Aptimus, Apollo or any other representative, except for what is expressly stated in this Agreement, and the PIIA. This Agreement can only be changed by another written agreement signed by you and an authorized representative of Apollo and, to be effective, must specifically state that it is intended to alter or modify this Agreement. Except as provided for herein, this Agreement and the PIIA supersede and replace (i) any prior verbal or written agreements between you and Apollo and (ii) any prior verbal or written agreements between you and Aptimus and between you and the shareholders of Aptimus, relating to the subject matter hereof, including, but not limited to any and all prior employment agreements, the

CIC Agreement, bonus agreements and/or agreements regarding equity in Aptimus and/or Apollo. Upon the Closing, this Agreement, and the PIIA will be the entire agreement relating to your employment with Apollo/Apollo Marketing. In addition, any confidential/proprietary/trade secrets information and inventions agreement(s) between you and Aptimus, or any predecessor thereto, shall remain in effect as it pertains to subject matters existing prior to the Closing Date.
     This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Each provision of this agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable, it and the other provisions shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this agreement.
     If you have any questions about this offer, please contact me. If you find this offer acceptable, please sign and date this letter below and return it to me.

Sincerely, APOLLO GROUP, INC.
/s/ Joseph L. D’Amico
Joseph L. D’Amico
Executive Vice President & Chief Financial Officer

I have read, understand and voluntarily accept the terms and conditions in this offer.

Date: August 7, 2007	/s/ Rob Wrubel
Rob Wrubel

EXHIBIT C
1) Yoga Works, Founder & Chairman of the Board of Directors. Ownership of 10% of the company
2) Pixsy, Advisor and stock option holder. San Francisco based video search network company.
3) Double Feature, Advisor and stock option holder. New York based online movie ticketing business.
4) Zubio, Advisor and stock option holder. Startup chair massage company based in San Francisco.
5) LeapFrog, Consultant. Consultant for children’s educational company regarding produce development.
6) Investor in entrepreneur funds for Greylock, Redpoint, and Highland capital.